Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated August 21, 2015 with respect to the financial statements of Principal EDGE Active Income ETF, a series of the Principal Exchange-Traded Funds, as of June 30, 2015, in the Registration Statement (Form N-1A) and the related Statement of Additional Information of Principal Exchange Traded Funds to be filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933 (No. 333-201935).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
July 14, 2016